Exhibit 10.17

JOHN DEERE

ERISA SUPPLEMENTARY PENSION BENEFIT PLAN

AS AMENDED AND RESTATED EFFECTIVE:   1 NOVEMBER 1992

AS AMENDED 8 DECEMBER 1993:  EFFECTIVE 1 JULY 1993

AS AMENDED:  7 DECEMBER 1994

AS AMENDED MAY 1995 - EFFECTIVE 1 JANUARY 1995

AS AMENDED 4 DECEMBER 1996 - EFFECTIVE 1 JANUARY 1997

AS AMENDED 26 MAY 1999 – EFFECTIVE 26 MAY 1999

AS AMENDED 19 JULY 1999 – EFFECTIVE 1 JULY 1999

AS AMENDED 12 JANUARY 2000 - EFFECTIVE 1 JANUARY 2000

AS AMENDED 31 July 2000-EFFECTIVE 1 January 2000

AMENDED: 29 JANUARY 2002 - EFFECTIVE: 1 JANUARY 2002

JOHN DEERE

ERISA SUPPLEMENTARY PENSION BENEFIT PLAN

JOHN DEERE ERISA SUPPLEMENTARY

PENSION BENEFIT PLAN

(AS AMENDED AND RESTATED EFFECTIVE 1 November 1992)

Article I.  Establishment, Purpose and Construction

1.1                                 Establishment.  Effective 1 November 1985, Deere & Company established the John Deere Supplementary Pension Benefit Plan (the “Former Plan”) for the benefit of the salaried employees on its United States payroll and the salaried employees of its United States subsidiaries or affiliates that chose to adopt the John Deere Pension Plan for Salaried Employees (“Salaried Pension Plan”).  Deere & Company and its United States subsidiaries and affiliates that have adopted the Salaried Pension Plan (jointly the “Company”) are also deemed to have adopted the Former Plan.  The Company amended and restated the Former Plan, and divided it into two separate plans, effective 1 November 1992. This John Deere ERISA Supplementary Pension Benefit Plan (the “Plan”) is one of the two plans which replaced the Former Plan.

1.2                                 Purpose.  The Company maintains a defined benefit pension plan, known as the Salaried Pension Plan, which is intended to be a qualified defined benefit pension plan which meets the requirements of section 401(a) of the Internal Revenue Code of 1986 (“Code”).  Section 415 of the Code limits the benefit which may be paid under a qualified defined benefit pension plan.  This Plan is intended to provide benefits which, when combined with the benefit actually payable under the Salaried Pension Plan, are reasonably comparable to the benefits which participants in the Salaried Pension Plan would have received under such plan if there were no limitations imposed by section 415 of the Code.  This Plan is intended to qualify as an unfunded “excess benefit plan,” as defined in section 3(36) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

1.3                                 Effective Date and Plan Year.  This Plan shall be effective 1 November 1992.  Participants in the Former Plan who were receiving benefits under the Former Plan as of 31 October 1992, and who are eligible employees as defined in section 2.1 below, shall receive the same benefit payments under this Plan as they were receiving under the Former Plan as of 31 October 1992.  Participants in the Former Plan who were not receiving benefits as of 31 October 1992, and who are eligible employees as defined in section 2.1 below, shall have no further rights under the Former Plan, but shall be entitled to supplementary pension benefits, if any, only under the terms of this Plan.  The Plan Year shall be the twelve-month period beginning on 1 November of each year and ending on 31 October of the following year.

1.4                                 Application of Plan.  The terms of this Plan are applicable only to eligible employees as described in Section 2.1 below who (i) become eligible to receive benefit payments hereunder on or after 1 November 1992, or (ii) were receiving benefit payments under the Former Plan as of 31 October 1992.

1.5                                 Construction.  Unless the context clearly indicates otherwise or unless specifically defined herein, all operative terms used in this Plan shall have the meanings specified in the Salaried Pension Plan, and words in the masculine gender shall be deemed to include the feminine and neuter genders and the singular shall be deemed to include the plural and vice versa.

Article II.  Participation

2.1                                 Eligibility to Participate.  Any employee participating in the Salaried Pension Plan (or a surviving spouse of such employee) whose retirement benefit upon termination from employment or death under such plan is reduced by application of Article I, Section 14, of the Salaried Pension Plan (or any other provision of the Salaried Pension Plan which limits benefits under such plan as required by Section 415 of the Code) and who is not a participant in the John Deere Senior Supplementary Pension Benefit Plan shall be eligible to participate in this Plan.

2.2                                 Effect of Transfer.  Any employee who is a participant in this Plan and who becomes eligible to participate in the John Deere Senior Supplementary Pension Benefit Plan shall cease to be a participant in this Plan upon becoming a participant in the John Deere Senior Supplementary Pension Benefit Plan.

Article III.  Supplementary Benefits

3.1                                 Eligibility for Benefit.  An eligible employee shall be entitled to a benefit under this Plan in the event that such eligible employee’s employment with the Company terminates by reason of death or retirement, including deferred vested retirement, under the terms of the Salaried Pension Plan.

3.2                                 Amount of Benefit.  The amount of the supplementary benefit payable under this Plan shall be the amount by which (A) exceeds (B) where:

(A)            equals the amount of an employee’s monthly pension benefit or survivor benefit payable under the terms of the Salaried Pension Plan as in effect on the date of the employee’s termination, retirement or death, but determined without regard to any limitation on such benefit imposed in order to comply with the limitation on benefits contained in section 415 of the Code; and

(B)              equals such employee’s actual monthly pension benefit or survivor benefit payable under the Salaried Pension Plan as in effect on the date of such employee’s termination, retirement or death.

The determinations of the amount of (A) and (B) above shall be made using a straight life annuity form.

3.3                                 Form of Payment and Commencement Date. The supplementary benefit payable under this Plan shall be payable in the same manner and form as the benefit paid to or with respect to an employee under the Salaried Pension Plan, and shall automatically commence on or about the same date as payments under the Salaried Pension Plan.  Such benefits payable under this Plan shall continue as long as benefits are payable under the Salaried Pension Plan,

Alternatively, the participant may elect to receive a lump sum payment for all or a portion (in 10% increments from 10% to 90%) of the Retirement benefits payable under this Plan including the 55% joint and survivor annuity equal to 11% of the supplementary benefit payable, adjusted for service accrued through 30 June 1993, or 31 December 1993 in the case of employees of John Deere Credit Company, John Deere Health Care, Inc., or John Deere Insurance Group.  Written notice of the participant’s election to receive a lump sum payment shall be irrevocable, and must be received by the Company within the twelve (12) months prior to payment, but in no event subsequent to the participant’s date of retirement.  The lump sum payment shall be made to participant twelve (12) months after receipt of notice by the Company but in no event prior to the participant’s retirement.

Effective beginning 1 January 2002 and threrafter, the lump sum will be calculated using an interest rate assumption equal to the average yield in September of the preceding Plan Year on 30-year Treasury Constant Maturities (as published in October by the Internal Revenue Service) and the mortality table shall be based upon a fixed blend of 50% male mortality rates and 50% female mortality rates from the Group Annuity Reserving Table (“GAR”), as set forth in Revenue Ruling  2001-62, in effect at the beginning of the plan year in which payment is made.  The age used in the calculation will be the age of the Participant or, in the case of Participant’s death, the surviving spouse’s age on the date payment is made.

3.4                                 Death Prior to Receipt of Lump Sum

If an active Participant or a Participant on Permanent and Total Disability dies after receipt of notice by the company pursuant to Section 3.3 of Participant’s irrevocable election to receive a lump sum payment, but before the expiration of twelve (12) months after receipt by the company of such election, a Surviving Spouse of the Participant who is eligible for a survivor benefit under the Qualified Retirement Plan will receive a lump sum survivor’s benefit under this Plan.  The 55% surviving spouse lump sum benefit will be payable no earlier than twelve (12) months following receipt of notice by the company of the deceased Participant’s irrevocable election but not before the first day of the month following eligibility for a surviving spouse benefit under the Qualified Retirement Plan.

If a retired Participant or a Participant on Permanent and Total Disability subsequently retires under Normal Retirement and dies after receipt of notice by the company pursuant to Section 3.3 of Participant’s irrevocable election to receive a lump sum payment, but before the expiration of twelve (12) months after receipt by the Company of such election, a Surviving Spouse of the Participant who is eligible for a survivor benefit under the Qualified Retirement Plan will receive the Participant’s full lump sum benefit under Section 3.3 of this Plan.  In the event the retired Participant is unmarried at the date of death or the Surviving Spouse of the deceased Participant is not eligible for survivor benefits under the Qualified Retirement Plan, the Participant’s full lump sum benefit will be paid to the deceased Participant’s estate.  The lump sum benefit will be payable no earlier than twelve (12) months following receipt of notice by the Company of the deceased Participant’s irrevocable election.

3.5                                 Qualified Domestic Relations Order

Distribution is prohibited under the Plan prior to the Participant’s retirement and, in the event of a Qualified Domestic Relations Order, the Alternate Payee must take distribution as a single lump sum payment within 180 days following the Participant’s retirement under the Plan.

Article IV.  Administration of Plan

4.1                                 Administration.  This Plan shall be administered by the Company (the “Administrator”). The Administrator shall have the power to construe and interpret this Plan, decide questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder.  All determinations of the Administrator shall be final, binding and conclusive on all persons.

4.2                                 Amendment, Modification or Termination.  The Board of Directors of the Company, or, the Pension Plan Oversight Committee of the Board may at any time amend or modify this Plan in their sole discretion.  In addition, the Deere & Company Compensation Committee shall have the authority to approve all amendments or modifications that:

a.                                       in the Compensation Committee’s judgment are procedural, technical or administrative, but do not result in changes in the control and management of the Plan assets; or

b.                                      in the Compensation Committee’s judgment are necessary or advisable to comply with any changes in the laws or regulations applicable to the Plan; or

c.                                       in the Compensation Committee’s judgment are necessary or advisable to implement provisions conforming to a collective bargaining agreement which has been approved by the Board of Directors; or

d.                                      in the Compensation Committee’s judgment will not result in changes to benefit levels exceeding $5 million dollars per amendment or modification during the first full fiscal year that such changes are effective for the Plan; or

e.                                       are the subject of a specific delegation of authority from the Board of Directors.

Provided, however, that this Plan shall not be amended or modified so as to reduce or diminish the benefit then currently being paid to any employee or surviving spouse of any former employee without such person’s consent.  The power to terminate this Plan shall be reserved to the Board of Directors of Deere & Company.  The procedure for amendment or modification of the Plan by either the Board of Directors, or, to the extent so authorized, the Pension Plan Oversight Committee, as the case may be, shall consist of:  the lawful adoption of a written amendment or modification to the Plan by majority vote at a validly held meeting or by unanimous written consent, followed by the filing of such duly adopted amendment or modification by the Secretary with the official records of the Company.  If a subsidiary or affiliate of Deere & Company that has adopted this Plan ceases to be a subsidiary or affiliate, the participation in this Plan by the employees of such subsidiary or affiliate shall terminate, and no employees of such former affiliate or subsidiary shall accrue or be entitled to a benefit under this Plan on and after the date such company ceases to be a subsidiary or affiliate of Deere & Company (other than former employees who were receiving benefit payments as of such date).

Article V.  Miscellaneous

5.1                                 Employment Rights.  Nothing under this Plan shall be construed to give any employee the right to continue in employment with the Company or to any benefits not specifically provided herein.

5.2                                 Applicable Law.  This Plan, to the extent it is not exempt therefrom, shall be governed and construed in accordance with the applicable provisions of ERISA.  To the extent not governed by ERISA, this Plan shall be governed and construed in accordance with the laws of the State of Illinois, exclusive of conflict laws.

5.3                                 Non-Alienation.  Except as provided in Article VIII, Section 8 of the John Deere Pension Plan for Salaried Employees no right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be null and void.  No right or benefit under this Plan shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits except for such claims as may be made by the Company.

5.4                                 Withholding of Taxes.  The Company, or its designee, may withhold from any payment of benefits under this Plan any income, employment or other taxes required to be withheld, including any taxes for which the Company or its designee may be liable with respect to the payment of such benefits.

5.5                                 Funding and Rights Against Assets.  The Company shall make all payments due under the Plan in cash from its general assets and benefits payable under the Plan shall not be funded through the use of a trust, insurance contracts or otherwise.  All expenses of administering this Plan shall also be borne by the Company.  Neither participating employees, nor their surviving spouses, shall have any interest whatsoever in any specific assets of the Company on account of any benefits payable under this Plan and their rights to receive such benefits shall be no greater than the rights of any other unsecured creditor of the Company.

5.6                                 Effect on Other Benefit Plans.  Amounts credited or payable under this Plan shall not be considered compensation for purposes of any qualified retirement plan maintained by the Company.  The treatment of such amounts under any other plan of the Company shall be determined under the provisions of such Plan.

The John Deere ERISA Supplementary Pension Benefit Plan, amended and restated as of 1 November 1992, with amendments through 1 January 2002 is further amended, effective as of the dates indicated, by adding the following Article VI immediately following Article V thereof.

“Article VI.  409A Amendments

Notwithstanding anything in the Plan to the contrary, effective as of the dates indicated, the Plan is amended as set forth in this Article VI in order to avoid adverse or unintended tax consequences to Participants under Section 409A of the Code and the applicable rules and regulations thereunder (“Section 409A”).  The provisions of this Article VI shall apply to that portion of a Participant’s benefit that is not both earned and vested under the Plan as of 31 December 2004 (the “409A Benefit”) and shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between this Article VI and such other provisions.  References to Sections are references to sections in the Plan, unless otherwise provided.

6.1.                              Distribution Elections.

(a)                                  Retirement Eligible and Separated in 2006.  Effective as of 1 December 2005, a Participant who is or will be retirement eligible as provided under the terms of the John Deere Pension Plan for Salaried Employees (“Retirement Eligible”) as of 31 December 2006 shall be permitted to irrevocably elect to receive payment of his 409A Benefit in the form of an annuity or a single lump sum; provided that such Participant (i) makes such election by 31 December 2005 in accordance with procedures established by the Company and (ii) incurs a separation from service as defined under Section 409A (“Separation from Service”) on or after 1 December 2005 and on or before 31 December 2006.  Payment of the 409A Benefit pursuant to this Section 6.1(a) shall be paid or commence to be paid six months and one day after the Participant’s Separation from Service.

(b)                                 Retirement Eligible and Separated in 2005.  Effective as of 1 January 2005, a Participant who incurs a Separation from Service in calendar year 2005 shall be permitted to irrevocably elect to receive payment of his 409A Benefit in the form of an annuity or a single lump sum; provided that the Participant makes such election in accordance with procedures established by the Company and by no later than 31 December 2005.  Payment of the 409A Benefit pursuant to this Section 6.1(b) shall (A) if paid in the form of an annuity, commence to be paid upon the Participant’s Separation from Service, or (B) if paid in the form of a single lump sum, be paid upon the Participant’s Separation from Service.

(c)                                  Form of Annuity.

(i)            Effective as 1 January 2005, the 409A Benefit of a Participant who is Retirement Eligible as described in Section 6.1(a) or Section 6.1(b) may be paid in the form of a single life annuity or a joint and survivor annuity; provided, however, that if a Participant elects an annuity under the Plan, such Participant shall receive the same form of annuity as elected by the Participant prior to his Separation from Service under the John Deere Pension Plan for Salaried Employees, without regard to the social security level income option.

(ii)           Effective as of 1 January 2006, the 409A Benefit of a Participant who elects an annuity pursuant to Section 6.1(a), but who fails to elect a form of annuity under the John Deere Pension Plan for Salaried Employees prior to his Separation from Service, shall receive a single life annuity.

(d)                                 All Other Participants; Default Form of Payment.

(i)            The  409A Benefit of a Participant who incurs a Separation from Service on or after 1 January 2006 and is not described in Section 6.1(a), 6.1(b) or Section 6.2 shall be distributed in the form of a single lump sum payment six months and one day after the Participant’s Separation from Service, regardless of any prior election.

(ii)           Effective as of 1 January 2006, the 409A Benefit of a Participant described in Section 6.1(a) who fails to make an election pursuant to Section 6.1(a) shall receive his Benefit in the form and at the time specified in Section 6.1(d)(i).

6.2.                              Death.  Effective as of 1 January 2006, the 409A Benefit of any Participant who dies (i) prior to his Separation from Service or (ii) while on Long-Term Disability shall be paid as soon as administratively feasible to the Surviving Spouse (if any) of such Participant in the form of a single lump sum.

6.3.                              Disability.  Effective as of 1 January 2006, a Participant on Long Term Disability shall receive a distribution of his 409A Benefit in a single lump sum on his 65th birthday.

6.4                                 Additional Requirements of Section 409A.  Notwithstanding anything in this Article 6 to the contrary, effective as of 1 January 2005 (unless otherwise provided):

(a)                                  Timing of Distributions.  Distribution of a Participant’s 409A Benefit shall be made as soon as administratively feasible after the date set forth in this Article 6 applicable to such distribution, and, effective as of 1 October 2005, no later than the time required by Section 409A.

(b)                                 Timing of Elections.  Except as otherwise provided in Section 6.4(c), to the extent that any Participant makes a payment election on or prior to 31 December 2005 with respect to all or a portion of his 409A Benefit (to the extent previously deferred), such election shall be permitted and deemed to be pursuant to Q&A 19(c) of Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service.

(c)                                  Termination of Participation.  To the extent that any Participant receives in the 2005 calendar year a distribution of all, or any portion, of his 409A Benefit, such distribution shall be deemed a whole or partial (as the case may be) termination of such Participant’s 409A Benefit in accordance with Q&A 20(a) of Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service.

(d)                                 Six-Month Delay.  Distribution of a Participant’s 409A Benefit shall be made in accordance with the provisions of Section 409A and, to the extent that such payments are issued in connection with a Participant’s Separation from Service for any reason other than death, such payments shall be delayed for six months and one day to the extent the Administrator determines that such delay is necessary to avoid the imposition on any Participant of additional taxes or interest under Section 409A.

(e)                                  Amendments and Modifications.  With respect to a Participant’s 409A Benefit, the Vice President, Human Resources and any successor thereof shall have the unilateral right to amend or modify the Plan, any Participant elections under the Plan and the time and manner of any payment of benefits under the Plan in accordance with Section 409A, in each case, without the consent of any employee or Participant, to the extent that the Vice President, Human Resources and any successor thereof deems such action to be necessary or advisable to avoid the imposition on any Participant of an additional tax or interest under Section 409A.  Any determinations of the Vice President, Human Resources or the successor thereof pursuant to this Section 6.4(e) shall be final, conclusive and binding on all parties.”